Exhibit 99.1

Stereotaxis Reports 2015 Third Quarter Financial Results

-Total Quarterly Revenue Increased 5% Year over Year on Improved System and Recurring Revenues-

-Total Revenue for First Nine Months Increased 13% Year over Year to $28.5 Million-

-System Revenue for First Nine Months Increased 76% Year over Year to $8.2 Million-

-Operating Loss Decreased 23% Year over Year and 29% for the First Nine-Month Period-

-Third Niobe® ES System Shipment to Japan-

-New System Automation Features Released-

-Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, November 3, 2015—Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today reported financial results for the third quarter ended September 30, 2015.

“Our year-over-year revenue gains reflect increased Niobe® ES system sales and strong recurring revenue,” said William C. Mills, Stereotaxis Chief Executive Officer. “During the quarter, we recognized revenue on two new Niobe ES systems, including our third system shipment to Japan and our first to the Canadian province of Quebec. We also reduced operating loss by 23% in the third quarter and by 29% for the nine-month period compared to last year.

“Our ongoing marketing strategies in Japan are fueling excitement among high-profile physicians on the benefits of bringing Stereotaxis technologies to their patients, and we look forward to engaging with them and others in the region at the Asia Pacific Heart Rhythm Society Scientific Sessions later this month. We also are increasing interest worldwide in our technologies through enhanced automation features and growing clinical evidence of improved outcomes with our remote navigation suite in the setting of ventricular tachycardia (VT) compared to traditional approaches.

“As we continue to focus on optimizing patient outcomes and expanding adoption of our cutting-edge solutions, we are encouraged by our progress in building a commercial base in Japan, translating the clinical value of our system into a greater share of the VT market, and introducing new innovations that exceed customer expectations and support our vision of fully automated procedures,” Mr. Mills concluded.

Third Quarter 2015 Financial Results

Revenue for the third quarter of 2015 totaled $9.3 million, a 5% increase from $8.9 million in the prior year third quarter and a 4% decline from $9.7 million in the second quarter 2015. System revenue was $2.3 million, up 5% from $2.2 million in the prior year quarter and down 26% sequentially from $3.1 million in the second quarter. During the third quarter, the Company recognized revenue of $1.7 million on two Niobe ES systems and $0.5 million in Odyssey® solution sales. Recurring revenue was $7.0 million in the third quarter on strong service contract revenue, compared to $6.7 million in the prior year quarter and $6.6 million in the second quarter. Total procedures declined 6% year over year.

The Company generated new capital orders of $3.1 million on two Niobe ES system orders, seven Odyssey solution orders and one Vdrive® system, compared to $1.5 million in the prior year third quarter and $1.6 million in the second quarter. Ending capital backlog for the 2015 third quarter was $3.6 million.

Gross margin in the quarter was $6.8 million, or 73.6% of revenue, versus $6.5 million, or 73.6% of revenue, in the third quarter of 2014 and $6.7 million, or 69.5% of revenue, in the second quarter of 2015. Operating expenses in the third quarter were $7.7 million, unchanged from the prior year quarter and a sequential decrease from $8.4 million in the second quarter.

Operating loss in the third quarter was $(0.9) million, a 23% improvement over $(1.2) million in the prior year third quarter and a 47% improvement from $(1.7) million in the second quarter. Interest expense was $0.8 million in all three quarters.

Net loss for the 2015 third quarter was $(1.0) million, or $(0.05) per share, compared to net income of less than $0.1 million, or $0.00 per share, reported in the third quarter of 2014. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(1.7) million, or $(0.08) per share, for the 2015 third quarter, compared to a net loss of $(2.0) million, or $(0.10) per share, for the 2014 third quarter. The weighted average diluted shares outstanding for the third quarters of 2015 and 2014 totaled 21.1 million and 20.5 million, respectively.

Cash burn was less than $0.1 million, compared to $2.3 million in the year ago quarter and $0.9 million in the second quarter.

Nine-Month Financial Results

Revenue for the first nine months of 2015 was $28.5 million, up 13% compared to $25.3 million in the first nine months of 2014. System revenue was $8.2 million, a 76% increase compared to $4.7 million in the prior year period. Recurring revenue was $20.2 million, compared to $20.6 million in the prior year period. Procedures were down 2% from the same period last year.

Gross margin was $20.4 million, or 71.8% of revenue, compared to $19.3 million, or 76.5% of revenue, in the first nine months of the prior year. Operating expenses were $24.5 million, a 2% decrease from $25 million in the same period of 2014. Operating loss was $(4.0) million, a 29% improvement, compared to $(5.7) million in the first nine months of 2014.

Interest expense was $2.5 million in both the first nine months of 2015 and 2014.

Net loss was $(5.7) million for the first nine months of 2015, or $(0.27) per share, a 6% improvement compared to $(6.1) million, or $(0.31) per share, for the comparable period in 2014. Excluding mark-to-market warrant revaluation, the year-to-date 2015 net loss would have been $(6.5) million, or $(0.31) per share, compared to $(8.2) million, or $(0.41) per share, in 2014.

At September 30, 2015, Stereotaxis had cash and cash equivalents of $3.6 million, unchanged from June 30, 2015, with unused borrowing capacity of $5.8 million on its revolving line of credit with Silicon Valley Bank. During the quarter, the Company raised $0.3 million through its Controlled Equity Offering. Proceeds from the Company’s recent warrants offering, which grossed $0.3 million, will be recognized in the fourth quarter. Cash burn for the first nine months of 2015 was $4.3 million compared to $7.8 million in the first nine months of 2014. At September 30, 2015, total debt was $18.3 million related to HealthCare Royalty Partners long-term debt.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 3, 2015, at 4:30 p.m. Eastern Time, to discuss third quarter results. To access the conference call, dial 877-876-9175 (United States and Canada) or 1-785-424-1668 (International) and give the participant pass code 884437. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue
Systems	$2,298,608	$2,181,088	$8,222,722	$4,669,224
Disposables, service and accessories	6,976,006	6,673,013	20,247,169	20,587,084

Total revenue	9,274,614	8,854,101	28,469,891	25,256,308

Cost of revenue
Systems	1,286,849	1,318,456	4,536,391	2,958,668
Disposables, service and accessories	1,159,547	1,019,476	3,483,906	2,983,111

Total cost of revenue	2,446,396	2,337,932	8,020,297	5,941,779

Gross margin	6,828,218	6,516,169	20,449,594	19,314,529

Operating expenses:
Research and development	1,494,201	1,214,405	4,399,734	4,030,594
Sales and marketing	3,691,805	3,717,670	11,976,955	11,445,089
General and administrative	2,549,690	2,763,667	8,116,989	9,537,043

Total operating expenses	7,735,696	7,695,742	24,493,678	25,012,726

Operating loss	(907,478)	(1,179,573)	(4,044,084)	(5,698,197)

Other income	725,356	2,034,731	832,148	2,139,718
Interest income	267	1,736	1,622	5,665
Interest expense	(815,071)	(834,224)	(2,460,881)	(2,505,842)

Net income (loss)	$(996,926)	$22,670	$(5,671,195)	$(6,058,656)

Net earnings (loss) per common share:
Basic	$(0.05)	$0.00	$(0.27)	$(0.31)
Diluted	$(0.05)	$0.00	$(0.27)	$(0.31)

Weighted average shares used in computing net earnings (loss) per common share:
Basic	21,142,795	20,326,169	20,965,012	19,767,545
Diluted	21,142,795	20,518,757	20,965,012	19,767,545

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,618,469	$7,270,301
Accounts receivable, net of allowance of $113,963 and $131,464 in 2015 and 2014, respectively	6,598,667	6,480,499
Inventories	5,132,532	6,371,903
Prepaid expenses and other current assets	760,745	1,094,837

Total current assets	16,110,413	21,217,540
Property and equipment, net	1,076,692	894,728
Intangible assets, net	1,154,778	1,379,653
Other assets	294,900	388,850

Total assets	$18,636,783	$23,880,771

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,323,086	$2,353,133
Accrued liabilities	6,042,517	5,505,142
Deferred revenue	6,447,824	6,658,170
Warrants	1,302,039	2,134,187

Total current liabilities	16,115,466	16,650,632

Long-term debt, less current maturities	18,283,492	18,388,764
Long-term deferred revenue	812,070	976,165
Other liabilities	5,589	414,928

Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2015 and 2014	—	—

Common stock, par value $0.001; 300,000,000 shares authorized, 21,271,844 and 20,480,874 shares issued at 2015 and 2014, respectively	21,272	20,481
Additional paid-in capital	447,881,991	446,241,703
Treasury stock, 4,015 shares at 2015 and 2014	(205,999)	(205,999)
Accumulated deficit	(464,277,098)	(458,605,903)

Total stockholders’ deficit	(16,579,834)	(12,549,718)

Total liabilities and stockholders’ deficit	$18,636,783	$23,880,771